EXHIBIT (a)(1)(v)
Form of Email

To:	Eligible Entercom Communications Corp. Employees
From:	Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary
Date:	, 2009
Dear Entercom Communications Corp. Employee:
     There are [number] days left for you to elect to exchange your stock options pursuant to Entercom’s Offer to Exchange.
     If you are receiving this email, our records indicate that you have not elected to participate in the option exchange program.
     If you wish to participate in this offer, your Exchange Election Form must be received by the Company no later than 5:00 P.M., Eastern Daylight Time, on Thursday May 14, 2009, unless this Offer is extended. If you elect to participate, please ensure that you receive a confirmation from the Company after you submit your election form.
     If you have any questions about the program, please call Andrew P. Sutor, IV, Corporate Counsel and Assistant Secretary at (610) 660-5655 or send an email to “option-exchange” followed by the extension “@entercom.com”.
Sincerely,